Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: October 2005

1)	Beginning of the Month Principal Receivables:	$36,143,288,114.01
2)	Beginning of the Month Finance Charge Receivables:	$723,322,461.83
3)	Beginning of the Month AMF Receivables :	$78,121,833.73
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$36,944,732,409.57

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,039,266,834.02
11)	Additional Finance Charge Receivables:	$3,047,364.59
12)	Additional AMF Receivables	$9,551.13
13)	Additional Total Receivables:	$1,042,323,749.74

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,411,849,106.06
16)	End of the Month Finance Charge Receivables:	$676,337,352.20
17)	End of the Month AMF Receivables	$77,620,429.71
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$37,165,806,887.97

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$31,273,567,493.46

22)	End of the Month Seller Percentage	14.11%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: October 2005

			ACCOUNTS	RECEIVABLES
1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	416,857	$463,691,187.50
	3)	60 - 89 days delinquent	259,172	$300,644,963.85
	4)	90+ days delinquent	545,250	$662,615,900.17

	5)	Total 30+ days delinquent	1,221,279	$1,426,952,051.52

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.84%

7)	Defaulted Accounts during the Month		284,831	$365,967,971.68

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			11.81%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: October 2005

			COLLECTIONS	PERCENTAGES
1)	Total Collections and Gross Payment Rate**		$6,805,826,809.38	17.92%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,126,301,335.50	16.48%

	3)	Prior Month Billed Finance Charges and Fees	$493,843,242.44
	4)	Amortized AMF Income	$42,116,725.75
	5)	Interchange Collected	$94,377,207.98
	6)	Recoveries of Charged Off Accounts	$57,990,787.00
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$688,327,963.17	22.21%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: October 2005

1)	Beginning Unamortized AMF Balance			$221,523,205.28
	2)	+ AMF Slug	$68,699.30
	3)	+ AMF Collections	$33,314,236.46
	4)	- Amortized AMF Income	$42,116,725.75
5)	Ending Unamortized AMF Balance			$212,789,415.29

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables